
                                                                   EXHIBIT 11

                             MINNESOTA MINING AND MANUFACTURING COMPANY
                                  AND CONSOLIDATED SUBSIDIARIES

                               EARNINGS PER SHARE OF COMMON STOCK

Year ended December 31                          1993         1992         1991
                                              ______        _____        _____
(Millions)
Income before cumulative effect
of accounting changes                         $1,263       $1,236       $1,154

Cumulative effect of accounting changes          --            (3)         --

Net income                                    $1,263       $1,233       $1,154
_______________________________________________________________________________


Primary earnings per share:

Income before cumulative effect
of accounting changes                          $5.82        $5.65        $5.26

Cumulative effect of accounting changes          --          (.02)          --

Earnings per share                             $5.82         $5.63       $5.26

Weighted average number of
common shares outstanding                 217,156,197  219,086,868 219,571,565


Fully diluted earnings per share: <F1>

Income before cumulative effect
of accounting changes                          $5.76        $5.58        $5.20

Cumulative effect of accounting changes          --          (.01)          --

Earnings per share                             $5.76        $5.57        $5.20

Weighted average number of
common shares outstanding                217,156,197  219,086,868  219,571,565

Common equivalent shares                   2,165,871    2,126,997    2,283,872

Average number of common
shares outstanding and
equivalents                               219,322,068  221,213,865 221,855,437


[TEXT]
 Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

 Fully diluted earnings per share are computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

<F1> (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by APB Opinion  No. 15 because it results in dilution of less than 3%.